Exhibit 99.1

EF Johnson Technologies Announces Amended

Merger Agreement with Francisco Partners

Irving, TX — June 21, 2010 — EF Johnson Technologies, Inc. (NASDAQ: EFJI) today announced that it has entered into an amendment to its merger agreement with an affiliate of Francisco Partners.  Under the terms of the amended merger agreement, an affiliate of Francisco Partners will acquire all of the outstanding shares of EF Johnson Technologies’ common stock for $1.50 per share in cash.  This is an increase of over 42% over the $1.05 per share cash purchase price contemplated by the parties’ original merger agreement previously announced on May 17, 2010.  EF Johnson Technologies’ Board of Directors unanimously approved the amended merger agreement.

“Our amended merger agreement with Francisco Partners provides increased all-cash premium value to our stockholders and reflects Francisco Partners’ strong commitment to the transaction,” said Michael E. Jalbert, Chairman of the Board and Chief Executive Officer of EF Johnson Technologies, Inc. “We are proud of the value we have delivered to our stockholders through this amended merger agreement, and are excited to work closely with Francisco Partners to complete the transaction as expeditiously as possible.”

In addition to increasing the cash purchase price, the amendment increases the termination fees payable under certain circumstances, increases the amount of allowable transaction expenses and amends certain representations and warranties contained in the merger agreement.  The transaction remains subject to customary closing conditions.  As in the original merger agreement, there is no financing condition to the obligations of Francisco Partners to consummate the transaction.

Raymond James & Associates, Inc. is acting as the Company’s financial advisor in connection with the transaction, and Haynes and Boone, LLP is acting as the Company’s legal counsel.  Shearman & Sterling LLP is acting as Francisco Partners legal counsel.

About EF Johnson Technologies, Inc.

Headquartered in Irving, Texas, EF Johnson Technologies, Inc. focuses on innovating, developing and marketing the highest quality secure communications solutions to organizations whose mission is to protect and save lives. The Company’s customers include first responders in public safety and public service, the federal government, and industrial organizations. The Company’s products are marketed under the EFJohnson, 3e Technologies International, and Transcrypt International names and are Made in America. For more information, visit http://www.EFJohnsonTechnologies.com.

About Francisco Partners

With approximately $5.0 billion of committed capital and offices in San Francisco and London, Francisco Partners is one of the world’s largest technology-focused private equity funds. The firm was founded to pursue structured investments in technology companies undergoing strategic, technological, and operational inflection points. Francisco Partners targets majority and minority investments in private companies, public companies, and divisions of public companies. The principals of Francisco Partners have a proven track record, having invested in excess of $4.0 billion of equity capital in over 50 technology companies. For additional information, visit www.franciscopartners.com.

Additional Information About the Transaction

In connection with the proposed transaction, EF Johnson Technologies will file a proxy statement and relevant documents concerning the proposed transaction with the Securities and Exchange Commission (SEC). The definitive proxy materials will contain important information regarding the merger, including, among other things, the recommendation of EF Johnson Technologies’ board of directors with respect to the merger. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS THAT EF JOHNSON TECHNOLOGIES FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. You will be able to obtain the proxy statement, as well as other filings containing information about EF Johnson Technologies, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by EF Johnson Technologies with the SEC can also be obtained, free of charge, by directing a request to EF Johnson Technologies, Inc., 1440 Corporate Drive, Irving, Texas 75038, Attention: Investor Relations.

Participants in the Solicitation

The directors and executive officers of EF Johnson Technologies and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding EF Johnson Technologies’ directors and executive officers is available in its Annual Report on Form 10-K filed with the SEC on March 31, 2010, and its Form 10-K/A filed with the SEC on April 30, 2010. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

Cautionary Statement Regarding Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Actual results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation: the ability to obtain regulatory approvals of the acquisition on the proposed terms and schedule; the failure of EF Johnson Technologies’ stockholders to approve the acquisition; the risk that the acquisition may not be completed in the time frame expected by the parties or at all. Additional information regarding factors that may affect future results are described in EF Johnson Technologies’ filings with the Securities and Exchange Commission, including, without limitation, Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

All forward-looking statements speak only as of the date they were made. EF Johnson Technologies, Inc. does not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of the press release.

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